News From

Buena, NJ 08310

Release Date: August 14, 2008	Exhibit 99.1

Contact:	Rajiv Mathur
President & Chief Executive Officer
IGI Laboratories, Inc.
856-697-1441 ext. 211
www.askigi.com

IGI LABORATORIES, INC. ANNOUNCES SECOND QUARTER RESULTS

BUENA, NJ August 14, 2008 - IGI LABORATORIES, INC. (AMEX: IG) a premier provider of topical formulation development, analytical, manufacturing and packaging services announces second quarter 2008 results.

Highlights:

•	We had positive cash flow from operations for second quarter 2008.
•	Our total revenues increased 14% in 2008 compared to first six months of 2007.
•	We entered into pharmaceutical development & manufacturing of products.

Economic factors weighed heavily on our results for the second quarter of 2008. We unfortunately experienced a decline in sales from several of our existing customers due to their loss of retail sales in the first half of 2008. Despite this decrease in sales, the Company continues to upgrade all aspects of our business as we become a premier provider of pharmaceutical products. We have increased our personnel; purchased additional manufacturing equipment and continued with our development of five pharmaceutical products. As mentioned in our two previous press releases, we have two new pharmaceutical customers for whom we will begin manufacturing product for in the fourth quarter of this year.

Six months ended June 30, 2008 Results

Total revenues increased by $261,000 for the six month period ended June 30, 2008 to $2,182,000, which represents an increase of 14% over revenues for the comparable period in 2007.

Cost of sales increased for the six month period ended June 30, 2008 as a result of the increased costs associated with the higher sales volume and the hiring of additional personnel. Products sold in 2008 had a slightly higher gross margin than those products sold in the comparable period in 2007; cost of sales as a percentage of product sales and research and development income was 65% for the six month period ended June 30, 2008 compared to 70% for the comparable period in 2007.

Selling, general and administrative expenses for six month period ended June 30, 2008 increased as a result of higher stock based compensation expense of $87,000 from the issuance of stock options to our CEO and higher employer match contribution in our 401k plan of $13,000 as a result of changing our 401k plan.

Product development and research expenses increased by $11,000 for the six month period ended June 30, 2008, or 5%, compared to the comparable period in 2007.

The company reported net loss of $(659,000) or $(.04) per share, for the six month period ended June 30, 2008 compared to a net loss of $(582,000), or $(.04) per share for the comparable period in 2007, which represents a 13% increase.

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Interest expense amounted to $6,000 (net of income) for the six month period ended 2008 compared to interest expense of $27,000 (net of income) in 2007. Interest expense decreased in 2008 as a result of a decrease in the Company's short term notes payable principal balance and a reduction in the Company's average interest rate on its short term notes payable in 2008.

The Company had positive working capital of $683,000 for the six months ended June 30, 2008 and a cash balance of $746,000 at June 30, 2008.

IGI is a company committed to growth by applying proprietary technologies to achieve cost-effective solutions for varied customer needs. IGI offers the patented Novasome® micro-vesicular delivery technology which contributes value-added qualities to cosmetics, skin care products, dermatological formulations and other consumer products, providing improved dermal absorption, controlled and sustained release as well as improved stability and greater ease of formulation.

This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as "will," "possible," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning. These statements may contain, among other things, guidance as to future revenue and earnings, operations, prospects of the business generally, intellectual property and the development of products. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in IGI's most recent Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission and as revised or supplemented by IGI's quarterly reports on Form 10-Q. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors or IGI's ability to implement business strategies. IGI does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

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IGI LABORATORIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share information) (Unaudited)

	Three months ended June 30,		Six months ended June 30,

	2008	2007	2008	2007

Revenues:
Product sales	$477	$741	$1,777	$1,345
Research and development income	63	211	128	288
Licensing and royalty income	142	148	277	288

Total revenues	682	1,100	2,182	1,921

Cost and expenses:
Cost of sales	563	622	1,244	1,138
Selling, general and administrative expenses	697	596	1,360	1,182
Product development and research expenses	123	114	236	225

Operating loss	(701)	(232)	(658)	(624)
Interest expense (net)	(3)	(8)	(6)	(27)
Other income	5	64	5	64

Loss from continuing operations	(699)	(176)	(659)	(587)
Gain from discontinued operations	-	5	-	5

Net loss	$(699)	$(171)	$(659)	$(582)

Basic and Diluted Loss Per Share
Continued operations net loss per share	$(.05)	$(.01)	$(.04)	$(.04)
Discontinued operations income per share	-	-	-	$-

Net loss per share	$(.05)	$(.01)	$(.04)	(.04)

Weighted Average of Common Stock and Common Stock Equivalents Outstanding
Basic and diluted	14,877,572	14,612,899	14,854,887	13,997,904

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IGI LABORATORIES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share information)

	June 30, 2008	December 31, 2007*
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$ 746	$ 914
Accounts receivable, less allowance for doubtful accounts of $62 and $48 in 2008 and 2007, respectively	296	666
Licensing and royalty income receivable	101	356
Inventories	509	376
Prepaid expenses and other current assets	132	93

Total current assets	1,784	2,405
Property, plant and equipment, net	2,371	2,410
Restricted cash - long term	50	50
Other assets - long term	20	-
License fee, net	750	800

Total assets	$ 4,975	$ 5,665

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Note payable - related party	$ 250	$ 500
Accounts payable	544	282
Accrued expenses	299	419
Deferred income, current	8	219

Total current liabilities	1,101	1,420
Deferred income, long term	42	45
Other long term liabilities	-	60

Total liabilities	1,143	1,525

Stockholders' equity:
Series A Convertible Preferred stock, $.01 par value, 100 shares authorized; 50 shares issued and outstanding as of June 30, 2008 and December 31, 2007, respectively; Liquidation preference- $500,000	500	500
Common stock, $.01 par value, 50,000,000 shares authorized; 16,873,218 and 16,795,202 shares issued and outstanding as of June 30, 2008and December 31, 2007, respectively	168	168
Additional paid-in capital	27,762	27,411
Accumulated deficit	(23,203)	(22,544)
Less treasury stock, 1,965,740 shares at cost	(1,395)	(1,395)

Total stockholders' equity	3,832	4,140

Total liabilities and stockholders' equity	$ 4,975	$ 5,665

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